Dryden Total Return Bond Fund, Inc.
Gateway Center Three
100 Mulberry Street,
Newark, NJ 07102-4077


									January 12, 2010

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

	Re:	Rule 24f-2 Notice for Dryden Total Return Bond Fund, Inc.
		File Nos. 33-55441 and 811-07215_

	On behalf of the Dryden Total Return Bond Fund, Inc., enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-7503.

By: (Signature and Title)


	                                Very truly yours,


  					/s/_Grace C. Torres

 					Grace C. Torres

 					Treasurer